EXHIBIT 10.19

Summary of Non-Employee Director Compensation

Directors of Entravision Communications Corporation who are not officers or employees of the company are compensated for their services as follows: (i) an annual grant of an option to purchase 30,000 shares of Class A common stock under our then-current incentive plan; (ii) $24,000 per year (which may be converted into an option to purchase additional shares of Class A common stock under a specified formula); (iii) $1,250 for attendance at a Board meeting in person ($500 if telephonically); and (iv) $1,000 for attendance at a committee meeting in person ($500 if telephonically and an additional $250 if serving as the chairperson of the committee). However, Board committees may waive the meeting fees to which they would otherwise be entitled, subject to the unanimous approval of all members of the relevant committee.